Exhibit 99.1

KFx and Arch Announce New Agreement

Denver, CO, June 28, 2004 --KFx Inc. (AMEX:KFX) announced today that it has signed an agreement with Arch Coal, Inc. (NYSE:ACI) wherein (i) Arch has invested $2 million in the purchase of KFx stock and (ii) KFx and Arch will evaluate the potential joint development of an 8 million tons per year K-Fuel(TM) plant at Arch's Coal Creek mine near Gillette, Wyoming. The stock purchase was valued at $8.15 per share, the average closing price for the 20 trading days preceding the date of the agreement.

"We are very pleased to have Arch's participation in KFX and to work with this leading coal company on our future development," said Ted Venners, Chairman and CEO of KFx. "This will help us continue our efforts to expand the markets for the abundant reserves of western coal which can play a very important role in our national energy framework."

About KFx

KFx provides cost-effective solutions to help the electricity industry increase energy production while meeting emissions standards. Through its patented K-Fuel(TM) process, KFx transforms abundant U.S. reserves of sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

About Arch

Arch Coal is one of the nation's largest coal producers, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado, and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

Forward-looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

INFORMATION CONTACT: 303-293-2992